EXHIBIT 99.1
Heska Corporation
Jon Aagaard
Investor Relations
970.619.3033
investorrelations@heska.com

Heska Corporation Completes Acquisition of scil animal care to Create a Global Leader in Veterinary Point-of-Care Diagnostics
Jumps to #1 or #2 in key markets and expands reach to 25 countries

LOVELAND, CO, April 1, 2020 -- Heska Corporation (NASDAQ: HSKA; "Heska" or the "Company"), a provider of advanced veterinary diagnostic and specialty products, today announces the completion of the acquisition of scil animal care company GmbH (“scil”) from Covetrus, Inc. for US $110 million in cash, subject to customary closing adjustments (NASDAQ: CVET; “Covetrus”) (the “Acquisition”). The Acquisition, which was first announced on January 14, 2020, represents a key milestone in the Company’s long-term strategic plan. scil has been a proven European leader since 1998 in providing veterinary point-of-care laboratory and imaging diagnostics, with headquarters in Germany and operations in France, Italy, Spain and Canada. This acquisition creates a leading global veterinary diagnostics company, servicing millions of pets through tens of thousands of veterinarians and active point of care analyzers around the world. Through this combination, Heska expects to(1):

•
reach over 25 countries and win a top three position in key markets by capturing market share of: the United States (≈12.5%), Canada (≈13%), Germany (≈40%), Spain (≈40%), France (≈30%), and Italy (≈19%), and to leverage a strong and growing presence in the Czech Republic, the Netherlands, Poland, the United Kingdom, Australia, Latin America and Malaysia;

•	be staffed by over 500 total employees, with direct sales teams in 10 countries spanning Europe, North America and Australia;

•	derive 92% of its sales in Core Companion Animal, with an estimated 2020 sales mix of Laboratory (≈55%), Imaging (≈25%), Other CCA (≈12%), and Other Vaccines and Pharma (≈8%); and

•	deliver a favorable geographic sales diversity across North America (≈67%) and greater Europe (≈33%).

Heska’s Chief Executive Officer and President, Kevin Wilson, commented, “While many transactions are pausing or terminating in this uncertain time, we are coming together with scil today, on schedule, because our employees, veterinarians, communities, and shareholders are made stronger by the combination. Pets are essential to human flourishing and pet healthcare is a wonderful space in which to invest. The companies that invest in their people and capabilities during difficult times like these will be positioned for above market performance when uncertainty begins to recede. Heska intends to be one of these companies. With today’s acquisition, Heska gains phenomenal assets that we very much want to own over the next several quarters and, more to the point, decades. I believe very strongly that this combination will drive significant value creation for all stakeholders. For these and many other reasons, I am thrilled to welcome the scil animal care team to our Heska family. Today, we become a global organization with the key geographic market leadership positions required to reach our strategic goals to: (1) double the customers and geography Heska serves, which will be met in 2020, (2) double Heska’s addressable revenue-product streams, which we expect will be met in the second half of 2020 and the first half of 2021 through multiple successful launches from

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(1) Information in this press release regarding market share and market position is derived from publicly available information and data disclosed by third party sources and Heska’s internal estimates based on such information and data, as well as scil data and Heska’s knowledge of the industry. Heska has not independently verified the information and data disclosed by third party sources and cannot assure its accuracy or completeness. In addition, Heska’s internal estimates and scil data have not been independently verified. The data and information presented in this press release specifically excludes products and services that are not provided on a “point of care” analyzer basis, including central reference lab services and single use “rapid” testing.

our packed new products pipeline, and (3) continue to win in our baseline business; for 2020 and 2021, we again expect market share gains and subscriptions growth, including growth in Contract Subscription Value and Months Under Subscription.”

Mr. Wilson continued, “The Company’s balance sheet and fundamentals are in great shape as we close this transaction. Our post-deal operating capital improves by $12 million and we expect our cash-on-hand, even in severely down-market scenarios, will reliably support our ability to operate while pursuing our growth strategies for the next two years and beyond. Our core subscriptions model for diagnostics to veterinary hospitals, which have been deemed essential businesses, continues to perform well, with our subscribers continuing to serve pet healthcare needs with our products throughout the United States. We remain firmly on the path we have articulated since 2018 to exponentially grow our opportunity, and this acquisition is further evidence of that continued trajectory.”

The Acquisition closed under an amended purchase agreement which reduced the total consideration paid to Covetrus from $125 million to $110 million. In conjunction with the price adjustment, a €9 million escrow fund that was to be funded by Covetrus and used as collateral for post-closing indemnification claims was eliminated, and the aggregate threshold that is required in order for the Company to bring indemnification claims against Covetrus was increased from €500,000 to €10,000,000.

Heska financed the transaction through a private placement of $122 million of shares of Convertible Preferred Stock issued pursuant to the Securities Purchase Agreement (the “Financing Agreement”), dated as of January 12, 2020, as amended March 30, 2020. The transactions contemplated by the Financing Agreement closed as of March 30, 2020 and the Company issued 122,000 shares of Preferred Stock to the investors party thereto. The Company expects to exercise its right to convert all of the shares of Preferred Stock into approximately 1,508,967 shares of the Company’s Public Common Stock following and subject to an affirmative shareholder vote at the Company’s annual shareholder meeting on April 8, 2020 to increase the number of authorized shares of Public Common Stock. The conversion of the Preferred Shares would result in dilution of approximately 19.3% to the shares of the Company’s Public Common Stock currently issued and outstanding.

This information, along with other details regarding the Acquisition and the transactions contemplated by the Financing Agreement, were also included in the Current Report on Form 8-K filed by the Company today with the Securities and Exchange Commission. Heska management expects to comment further on the Acquisition and provide additional details in the Company’s first quarter 2020 financial results report and conference call in May 2020. The Company also expects to provide a multi-year outlook at its Investor Day in New York in September 2020.

About Heska
Heska Corporation (NASDAQ: HSKA) manufactures, develops and sells advanced veterinary diagnostic and specialty healthcare products through its two business segments: Core Companion Animal Health ("CCA") and Other Vaccines and Pharmaceuticals ("OVP"). CCA segment includes Point of Care Laboratory testing instruments and consumables, primarily under a unique multi-year subscription model, digital imaging products, software and services, data services, allergy testing and immunotherapy, and single use offerings such as in-clinic diagnostic tests and heartworm preventive products. OVP segment includes private label vaccine and pharmaceutical production under third party agreements and channels, primarily for herd animal health.

Forward-Looking Statements
This document contains forward-looking information related to the Company. This forward-looking information generally includes statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. All of the statements in this document, other than historical facts, are forward-looking statements and are based on a number of assumptions that could ultimately prove inaccurate and cause actual results to materially deviate from forward-looking statements. Forward-looking statements in this document include, among other things, statements with respect to future sales, sales split percentages, sales geography percentages, market share, strategic goals, cash-on-hand projections, market scenarios, uncertainties related to Heska’s ability to sell and market its products in an economically sustainable fashion, including related to varying customs, cultures, languages and sales cycles, uncertainties with respect to foreign economic climates, and the expected conversion of the Preferred Stock into shares of Common Stock. Such statements are subject to risks and uncertainties, including, but not limited to, the obtaining of shareholder approval to increase the number of shares of Common Stock authorized by the Company’s Restated Certificate of Incorporation, as amended. Factors that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements, include uncertainties with respect to the COVID-19 global pandemic, the Company’s ability to effectively integrate scil, market and currency conditions, the performance of scil with respect to post-closing obligations, the future performance of the Company’s newly acquired customers, suppliers and distributors, and those factors set forth under “Risk Factors” in the Company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q.